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                                                                  EXHIBIT 10(ww)

                              EMPLOYMENT AGREEMENT

                  AGREEMENT by and among American International Group, Inc., a Delaware corporation (the "Parent"), American General Corporation, a Texas corporation (the "Company"), and John A. Graf (the "Executive") dated as of the 11th day of May, 2001.

                  Parent has determined that it is in the best interests of Parent and the Company and their respective shareholders to assure that the Company will have the continued services of the Executive following the merger (the "Merger") of the Company and Washington Acquisition Corporation, a Texas corporation and a wholly owned subsidiary of Parent ("Merger Sub"), pursuant to the Agreement and Plan of Merger dated as of May 11th, 2001 (the "Merger Agreement"), to provide the surviving corporation after the Merger with continuity of management. Pursuant to the terms of the Prior Agreement (as defined below), Executive would have had the right to terminate his employment upon consummation of the Merger. However, Parent desires to retain the Executive's continued services pursuant to the terms of this Agreement. Therefore, in order to accomplish these objectives, Parent, the Company and the Executive agree as follows:

                  NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. Effective Date. The "Effective Date" shall mean the "Effective Date" (as defined in the Merger Agreement) of the Merger. This Agreement shall be and become effective on the Effective Date. If the Effective Date does not occur on or before February 28, 2002 or if the Merger Agreement is earlier terminated in accordance with its terms, then this Agreement shall terminate automatically on February 28, 2002 or on such earlier Merger Agreement termination date and none of Parent, the Company or the Executive shall have any obligation to the other hereunder.

         2. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to continue to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary thereof (the "Employment Period").

         3.       Terms of Employment.

                  (a)      Position and Duties.

                           (i)      During the Employment Period, (A) the
Executive shall serve in the position set forth on Exhibit A attached hereto, with the duties and responsibilities associated with such position on the Effective Date (except to the extent expressly provided in Exhibit A) as shall be assigned to him by the Board of Directors or Chief Executive Officer of the Company and (B) the Executive's services shall be performed in the location set forth on Exhibit A hereto.

                           (ii)     During the Employment Period, and excluding
any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and Parent and to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this

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Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company and Parent in accordance with this Agreement, and with respect to the activities described in clauses (A) and
(C) hereof subject to Parent's policies as in effect from time to time.

                  (b)      Compensation.

                           (i)      Initial Payment. On the Effective Date, the
Company shall pay to the Executive a lump sum payment equal to the amount set forth on Exhibit A hereto, which is equal to the cash payment that the Executive would have been entitled to receive pursuant to Section 4.5 (the "Cash Severance") of the Change in Control Severance Agreement between the Company and the Executive dated as of April 1, 2000 (the "Severance Agreement"), had he been terminated by the Company without "cause" (as defined therein) upon the Effective Date. In addition, on the Effective Date, the Company shall pay to the insurance company which has issued the policy which is the subject of the Split-Dollar Agreement between the Executive and the Company, dated as of May 15, 1998 (the "Split-Dollar Agreement"); the amount set forth on Exhibit A hereto (the "Split Dollar Payment"), which is equal to the projected amount of the premium payments that the Company would have been required to make during the three-year period immediately following the Effective Date on the policy underlying the Split-Dollar Agreement, pursuant to Paragraph 5(b) of the Split-Dollar Agreement. The Executive shall also be entitled to an excise tax gross-up payment as set forth in Section 4.7 of the Severance Agreement solely with respect to the payments and benefits that the Executive was entitled to receive under the terms of the Severance Agreement, the Employment Agreement between the Executive and the Company dated as of May 1, 2000 (the "Prior Employment Agreement"), the Supplemental Executive Retirement Agreement between the Company and the Executive, dated as of May 1, 2000 (the "SERA") and the Split-Dollar Agreement (collectively, the "Pre-Effective Date Agreements") or with respect to the vesting of or lapse of restrictions on, as a direct result of the Merger, compensation earned, benefits accrued or equity awards granted prior to the Effective Date (including, without limitation, benefits due and owing under the Pre-Effective Date Agreements and specifically incorporated herein). Except as set forth in the preceding sentence, in no event shall the Executive be entitled to an excise tax gross-up payment with respect to any amounts payable or benefits provided under the terms of this Agreement. The Executive acknowledges and agrees that in no event shall he be entitled to the payments or benefits under the Severance Agreement based upon a termination during a "Period of Anticipated Change in Control" (as defined in the Severance Agreement).

                           (ii)     Base Salary. During the Employment Period,
the Executive shall receive an annual base salary ("Annual Base Salary") of no less than the annual base salary in effect with respect to the Executive for calendar year 2001.

                           (iii)    Annual Bonus. For each calendar year ending
during the Employment Period, the Executive shall receive (or at his election pursuant to the deferred compensation plan of the Company (if any) defer part or all of) an annual cash bonus at least equal to the amount set forth on Exhibit A hereto (the "Annual Bonus") no later than January 31 of the following year, and the Annual Bonus hereunder shall be in lieu of any bonus amount (or portion

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thereof) payable to the Executive under any agreement or bonus plan of the
Company, including without limitation, the Company Performance-Based Plan for Executive Officers with respect to the calendar year in which the Effective Date occurs, and the Executive hereby waives all right under any such agreements or plans. For the calendar year within which the Employment Period ends, the Executive shall receive no later than January 31 of the following year (or at his election pursuant to the applicable deferred compensation plan of the Company (if any) defer part or all of) a bonus which shall equal or exceed an amount determined by multiplying the Annual Bonus amount set forth on Exhibit A by a fraction the numerator of which shall be the number of days in such calendar year which were included in the Employment Period and the denominator of which shall be 365.

                           (iv)     Incentive Awards. At the time equity grants
are made to other employees of the Company pursuant to the Merger Agreement, the Executive will be granted equity based awards with respect to the common stock of Parent (the "2001 Service Awards"), pursuant to the terms of the applicable Parent plan as in effect from time to time, that is equal in value to the value of all options (valued using a Black-Scholes value of $10.00, after giving effect to the stock split in 2001), restricted shares and Performance Awards contained in a Performance Based Restricted Stock/Restricted Share Unit Award (valued using the fair market value of the Company's common stock on the date of grant) with respect to restricted share units and performance awards that were granted to the Executive by the Company on January 17, 2001, and with the ratio of the options, restricted shares and performance awards being the same as the ratio of the awards granted to the Executive on January 17, 2001. For purposes of the immediately preceding sentence, the value of the options in Parent's common stock shall be determined using the Black-Scholes valuation model, using assumptions established in manner consistent with the assumptions applied by Parent, consistent with past practices, in respect of stock option grants in 2001. Any stock options on Parent common stock granted in connection with the 2001 Service Awards will have an exercise price equal to the fair market value of the Parent common stock subject thereto on the date of grant and, except as otherwise provided herein, shall vest in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant. Any restricted shares and Performance Awards granted in respect of Parent common stock shall have terms and conditions that are substantially comparable to those applied in respect of the 2001 awards made by the Company. In the event that the Executive receives any equity award grants (other than reload options) from the Company after the date hereof, the 2001 Service Awards shall be reduced by the value of any such awards (determined using a Black-Scholes value with respect to options, using assumptions established on a basis consistent with those applied by the Company in determining such Black-Scholes value in respect of the 2001 grants to the Executive, and the fair market value on the date of grant with respect to performance based or restricted stock awards).

                           (v)      Retirement Benefits. On the Effective Date,
the Executive shall be paid the benefits payable to the Executive under the SERA, which benefits shall be calculated under the terms and conditions thereof (including without limitation, any enhanced service and age credits provided under Section 2.6 in respect of a termination of the Executive's employment following the occurrence of a Change of Control) as though the Executive's employment terminated on the Effective Date without Cause and the Executive elected to receive a lump sum distribution of such benefits, with any offset against such benefits related to the benefits payable to the Executive under any other retirement plan maintained by the Company based on the benefits

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accrued by the Executive thereunder as of the Effective Date. From and after the
Effective Date, the Executive shall not be entitled to accrue any additional benefit under the SERA. From and after the Effective Date, the Executive shall participate in the applicable retirement plans of the Company as though no SERA benefit was accrued, provided that the Executive shall not become a participant in the Company's or Parent's Supplemental Executive Retirement Plan and that in no event shall the Executive be entitled to duplicate benefits with respect to the same period of service. To the extent anything contained in this Section 3(b)(v) is inconsistent with the terms and conditions of the SERA, the SERA shall be deemed amended hereby.

                           (vi)     Other Employee Benefit Plans. During the
Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs generally applicable to similarly situated executives of the Company, provided that, in no event shall the Executive be entitled to receive duplicate benefits with respect to the same period of service under any plans, practices, policies or programs of the Company and/or Parent. Notwithstanding anything contained herein to the contrary, the Executive expressly understands and agrees that he will not initially be entitled to become a participant in the STARR International Co., Inc. ("SICO") Deferred Compensation Profit Participation Plan ("SICO Plan") or to become a stockholder of C.V. STARR & Co., Inc. ("STARR"), but that following the first anniversary of the Effective Date, Parent will recommend to the Boards of Directors of SICO and of STARR that the Executive be eligible to commence participation in the SICO Plan and to become a stockholder of STARR, consistent with similarly situated executives of subsidiaries of Parent. Any participation in the SICO Plan or STARR will require a mutually agreeable reduction in the other compensation payable or provided to the Executive, including without limitation the Base Salary and the Annual Bonus, and such reduction will be a condition to participation in such plans and will in no event be deemed a breach of this Agreement. Any reduction in the compensation otherwise payable hereunder shall be agreed to, in writing, by the parties in advance of the time such reduction is to be effective, and such writing shall set forth, in reasonable detail sufficient for the Executive to understand, the compensation being provided in lieu thereof and all vesting and forfeiture provisions related thereto (and other restrictions, if any, on the ability of the Executive to access or receive such compensation).

                           (vii)    Indemnification. The Company shall indemnify
the Executive during his employment hereunder and following the termination of the Executive's employment hereunder, on the same basis as the Company indemnifies similarly situated executives of the Company.

                           (viii)   Expenses. During the Employment Period, the
Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the Company's policies.

                           (ix)     Perquisites. During the Employment Period,
the Executive shall be entitled to perquisites in accordance with the plans, practices, policies and programs generally applicable to similarly situated executives of the Company.

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                           (x)      Vacation. During the Employment Period, the
Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect with respect to the similarly situated executives of the Company.

                           (xi)     Other Benefits From Prior Employment
Agreement. Upon and following any termination of the Executive's employment with the Company following the Effective Date, regardless of the reason, the Company shall provide the Executive with the benefits described in Section 8(c)(iv) of the Prior Employment Agreement for the duration described in the Prior Employment Agreement, based on the comparable benefits provided immediately prior to the Date of Termination.

         4.       Termination of Employment.

                  (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company or Parent determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive's legal representative.

                  (b) With or Without Cause. The Company or Parent may terminate the Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

                           (i)      the continued failure of the Executive to
perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by Parent that specifically identifies the manner in which Parent believes that the Executive has not substantially performed the Executive's duties, or

                           (ii)     the engaging by the Executive in illegal
conduct or gross misconduct that is materially and demonstrably injurious to the Company or one of its affiliates, or

                           (iii)    conviction of a felony or guilty or nolo
contendere plea by the Executive with respect thereto.

                  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Parent Board or the Board of Directors of the Company or upon the instructions of the Chief Executive Officer of Parent or the Company or based upon the advice of counsel for Parent or the Company shall be conclusively presumed to be done, or omitted to be done, by the

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Executive in good faith and in the best interests of the Company. The acts and/or omissions which are alleged to constitute the basis for a Cause termination shall be identified to the Executive in reasonable detail in writing, at the time of any such termination of the Executive's employment for Cause.

                  (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean a material breach by the Company or Parent of a material provision of this Agreement. Without limiting the generality of the foregoing, Parent and the Executive agree that any of the following would constitute a material breach of this Agreement by Parent: (i) any reduction in the Executive's base salary or annual bonus (other than a reduction consented to by the Executive in writing, including, without limitation, any reduction contemplated by Section 3(b)(vi)); (ii) any material adverse change (without his prior written consent) in the Executive's duties and responsibilities, or titles, as set forth in Section 3(a)(i) and Exhibit A attached hereto; and (iii) any relocation of his principal place of employment in violation of Section 3(a)(i) and Exhibit A attached hereto.

                  (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
(iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive, the Company or Parent to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive, the Company or Parent, respectively, hereunder or preclude the Executive, the Company or Parent, respectively, from asserting such fact or circumstance in enforcing the Executive's, the Company's or Parent's rights hereunder.

                  (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company or Parent for Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive's employment is terminated by the Company or Parent other than for Cause or Disability, the Date of Termination shall be the date on which the Company or Parent notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

         5. Obligations of the Company upon Termination, (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company or Parent shall terminate the Executive's employment other than for Cause, death or Disability or the Executive shall terminate employment for Good
Reason:

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                           (i)      the Company shall pay to the Executive in a
lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                           A. (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid ("Accrued Salary"), (2) the benefits described in Section 3(b)(xi) hereof and (3) any benefits to which the Executive is entitled under the terms and conditions of any applicable employee benefits plan, program or agreement (collectively, subclause (l)-(3) shall be referred to as the "Accrued Obligations"); and

                           B.       a lump sum amount equal to the greater of
                  (x) the severance under the severance policy applicable to similarly situated executives of the Company, as in effect from time to time, and (y) the sum of the Executive's Annual Base Salary and the Annual Bonus amount set forth in Section 3(b)(iii); and

                           C. a pro-rata portion of the Annual Bonus payable to the Executive under Section 3(b)(iii), which shall be determined by multiplying such bonus by a fraction, the numerator of which is the number of days in the calendar year in which the Executive's date of termination occurs which have elapsed prior to such date of termination and the denominator of which is 365; and

                           D. outplacement services for the duration and of the nature described in Section 8(c)(v) of the Prior Employment Agreement; and

                           (ii)     to the extent granted prior to the Date of
Termination, the 2001 Service Awards shall vest immediately.

                  (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than the Accrued Obligations (to the extent applicable upon the Executive's death). Accrued Salary shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. In addition, (i) to the extent granted prior to the Date of Termination, all of the 2001 Service Awards shall become fully vested and, to the extent applicable, exercisable for the maximum period allowable under the applicable plan for a termination due to death and
(ii) the Executive's estate shall be entitled to the death benefits as in effect on the date of the Executive's death with respect to similarly situated executives of the Company (including, without limitation, any rights to accelerated vesting and enhanced exercise periods applicable in respect of any equity awards made to the Executive in connection with his employment after the Effective Date (excluding the 2001 Service Awards, which are addressed in subclause (i)) that are generally available to similarly situated executives of subsidiaries of Parent whose employment has terminated for such reason under the terms of the plan, program or arrangement under which such awards have been made (the "Equity Enhancements")).

                  (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than in respect of the Accrued Obligations. Accrued

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Salary shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In addition, (i) to the extent granted prior to the Date of Termination, all of the 2001 Service Awards shall become fully vested and, to the extent applicable, exercisable for the maximum period allowable under the applicable Parent plan for a termination due to disability and (ii) the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to similarly situated executives of the Company and to the Equity Enhancements).

                  (d) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Accrued Obligations and the only duties, obligations and liabilities of the Executive to the Company or Parent thereafter shall be the restrictive covenants set forth in Section 7 hereof.

         6. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or Parent may have against the Executive or others.

         7.       Confidential Information; Noncompetition; Nonsolicitation.

                  (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company and Parent all secret or confidential information, knowledge or data relating to the Company, Parent or any of their affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company, Parent or any of their affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, Parent or any of their affiliated companies, the Executive shall not, without the prior written consent of Parent or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company, Parent or any of their affiliated companies and those designated by them.

                  (b) The Executive agrees that until the earlier of (i) the fourth anniversary of the Effective Date and (ii) the first anniversary of the Executive's termination of employment for any reason (the "Restricted Period"), the Executive will not, without the written consent of Parent, engage in any business of, or enter the employ of, or have any interest in, directly or indirectly, any other person, firm, corporation or other entity engaged in a business that competes with, or provides services and/or products of a nature substantially similar to those provided by, the Company, Parent or their affiliates, with an office or facility in any geographic area in which the Company, Parent or their affiliates do business. Nothing herein shall restrict the Executive from owning 1% or less of the outstanding securities of any corporation or other entity whose securities are listed on any national securities exchange or traded over-the-counter, if the Executive has no other connection or relationship with the issuer of such securities.

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                  (c)      During the Restricted Period, the Executive will not,
directly or indirectly, on behalf of the Executive or any other person, solicit for employment or employ by other than the Company or Parent any person who, at any time during the six-month period immediately preceding the date of such solicitation, was an employee of the Company, Parent or any of their affiliates.

                  (d) The Executive acknowledges and agrees that due to the nature of the business in which the Company, Parent and their affiliates are engaged and because of the nature of the confidential information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of the Company or Parent in the event the Executive breached any of the covenants of this Section 7 and that remedies at law (such as monetary damages) for any breach of the Executive's obligations under this
Section 7 would be inadequate. The Executive therefore agrees and consents that, if the Executive commits any breach of a covenant under this Section 7 or threatens to commit any such breach, the Company and Parent shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to each of them) to temporary and permanent injunctive relief from a court of competent jurisdiction. With respect to any provision of this Section 7 finally determined by a court of competent jurisdiction to be unenforceable, the Executive, the Company and Parent hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination.

                  (e) The provisions of this Section 7 shall remain in full force and effect until the expiration of the period specified therein, notwithstanding the earlier termination of the Executive's employment hereunder, the Employment Period or this Agreement, provided that the Effective Date has occurred.

         8.       Successors.

                  (a) This Agreement is personal to the Executive and without the prior written consent of the Company and Parent shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and Parent and their respective successors and assigns.

                  (c) The Company and Parent will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or Parent, as applicable, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and/or Parent would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" and "Parent" shall mean the Company and Parent as hereinbefore defined and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. As used in this Agreement, the term "affiliated companies" and "affiliates" shall include any company controlled by, controlling or under common control with the Company.

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         9.       Dispute Mechanism.

                  (a) Pre-Effective Date Agreements. To the extent that there is any dispute between the parties with respect to any benefits payable hereunder which are due and payable under a Pre-Effective Date Agreement (including, without limitation, the amounts payable under Section 3(b)(i), the SERA benefits payable under Section 3(b)(v) and the benefits payable or provided under Section 5(a)(i)(D)), such dispute shall be resolved pursuant to the mechanism set forth in Section 20 of the Prior Employment Agreement, which is incorporated by reference herein and made a part hereof, and Parent shall be obligated to pay (or shall cause the Company to pay) the Executive's legal and arbitration fees and expenses as provided under Section 10 of the Prior Employment Agreement, which is incorporated by reference herein and made a part hereof.

                  (b) Benefits and Claims Not Related to the Pre-Effective Date Agreements. To the extent that there is any dispute between the parties with respect to any benefits payable hereunder which are not due and payable under a Pre-Effective Date Agreement (and therefore not subject to the dispute mechanism set forth in Section 9(a) above), Parent shall be obligated to pay (or shall cause the Company to pay) the Executive's legal and arbitration fees and expenses related to such dispute in the event that the Executive prevails at arbitration or trial as to any material issue presented in such dispute.

         10.      Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive: At the most recent address on file
                                       at the Company

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                  If to the Company:   American General Corporation
                                       2929 Allen Parkway
                                       Houston, Texas 77019
                                       Attention: General Counsel

                  Copy to Parent:      American International Group, Inc.
                                       70 Pine Street
                                       New York, New York 10270
                                       Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company's obligations (i) to indemnify the Executive pursuant to Section 3(vii), (ii) to provide the Executive with benefits and compensation pursuant to Section 5, (iii) to pay any gross-up payment required to be paid under Section 3(b)(i), and (iv) to pay any amount not previously paid (and required to be paid hereunder ) in respect of any Pre-Effective Date Agreement, as well as the dispute mechanisms set forth in
Section 9, shall survive the termination of the Executive's employment hereunder, the Employment Period or this Agreement, provided that the Effective Date has occurred.

                  (e) None of the benefits provided to the Executive under any of the Pre-Effective Date Agreements or under Section 5 hereof shall be subject to any mitigation or offset, except as may otherwise be expressly provided hereunder.

                  (f) The Company or Parent may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (g) The Executive's or the Company's or Parent's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive, the Company or Parent may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  (h) From and after the Effective Date, this Agreement shall supersede and terminate the Severance Agreement, the Prior Employment Agreement, and any amendments thereto, except to the extent that any of the benefits made available under the Prior Employment Agreement are expressly intended to continue under the terms of this Agreement. From and after the Effective Date, the SERA and the Split-Dollar Agreement shall be amended in accordance with the terms hereof, and, upon satisfaction of the Company's obligations as set forth herein, the Company and Parent shall have no further obligations under such agreements.

                  IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from their respective Boards of Directors, each of the Company and Parent has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                    /s/ John A. Graf
                             ---------------------------------------------------
                                    JOHN A. GRAF

                             AMERICAN GENERAL CORPORATION

                             BY  /s/ Mark S. Berg
                                 -----------------------------------------------
                             Name:  Mark S. Berg
                             Title: Executive Vice President and General Counsel

                             AMERICAN INTERNATIONAL GROUP, INC.

                             BY  /s/ Ernest T. Patrikis
                                 -----------------------------------------------
                             Name:  Ernest T. Patrikis
                             Title: Senior Vice President and General Counsel

                                    Exhibit A

Name: John A. Graf

Position: Senior Vice Chairman

Adjustments to Responsibilities: Excluding responsibilities related to investments.

Location: Houston, Texas

Cash Severance Amount: $4,875,000

Split-Dollar Payment: $222,387

Annual Bonus: $1,250,000

                       AMERICAN INTERNATIONAL GROUP, INC.
                      70 PINE STREET, NEW YORK, N.Y. 10270
                           TELEPHONE: (212) 770-7000

                                                                   July 27, 2001

John A. Graf
6340 Brompton
Houston, Texas 77005

         Re: Amendment to Employment Agreement dated as of May 11, 2001

Dear Mr. Graf:

This letter confirms the following understandings reached among you, American International Group, Inc. ("Parent"), SunAmerica Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("SunAmerica"), and American General Corporation ("Company") with respect to the Employment Agreement dated as of May 11,2001( the "Agreement") and constitutes an amendment to such Agreement:

1. As of the Effective Date (as defined in the Agreement"), (a) the Company's rights and obligations under the Agreement will be assigned to SunAmerica without further action required, (b) SunAmerica will assume all rights and obligations of the Company under the Agreement, and (c) all references in the Agreement to the Company (other than references to specifically identified employee benefits or benefit or other plans of the Company which remain in effect subsequent to the Effective Date (which references will remain references to such continuing plans of the Company so long as such plans remain in effect in accordance with the terms of the Merger Agreement (as defined in the Agreement)) will be deemed to be references to SunAmerica.

2.  Exhibit A to the Agreement is amended as follows:

         "Position: Vice Chairman, SunAmerica Inc. You will be elected as a member of the Board of Directors of SunAmerica Inc.

         Adjustments to Responsibilities: The Executive acknowledges and agrees that the businesses comprising the Retirement Services Division of American General Corporation are being integrated into SunAmerica Inc. and its subsidiaries (excluding American General Investment Management, which is being integrated into the Fixed Income operations of Parent). The Executive's responsibilities will include the Fixed Annuity business, the non-profit group Retirement Plan business (i.e., Variable Annuity Life Insurance Company) and the Broker-Dealer business (i.e., The SunAmerica Financial Network) (these businesses collectively referred to herein as the "Reference Businesses"). The Executive's responsibilities will exclude responsibilities related to investments, the mutual fund business (acknowledging that the mutual fund business of American General Corporation is being combined with SunAmerica Asset Management Corp.) and Individual Variable Annuities

         Location: Houston, Texas, then Los Angeles, California (after an agreed upon transitional period not to exceed 12 months."

3. Section 3(b)(iii) of the Agreement is amended as follows: "Bonus. For each calendar year ending during the Employment Period, (a) the Executive shall receive (or at his election pursuant to the deferred compensation plan of the Company, if any, defer part or all of) an annual cash bonus of not less than $1,250,000 (the "Annual Bonus") no later than January 31 of the following year and (b) the Annual Bonus hereunder shall be in lieu of any bonus amount (or portion thereof) payable to the Executive under any agreement or bonus plan of the Company, Parent or any subsidiary of Parent (other than the Supplementary Bonus as hereinafter described), including without limitation, the Company Performance-Based Plan for Executive Officers with respect to the calendar year in which the Effective Date occurs, and the Executive hereby waives all rights under such agreement or plans. For the calendar year within which the Employment Period ends, the Executive shall receive no later than January 31 of the following year (or at his election pursuant to the applicable deferred compensation plan of the Company, if any, defer part or all of) a bonus which shall equal or exceed an amount determined by multiplying the Annual Bonus by a fraction the numerator of which shall be the number of days in such calendar year which were included in the Employment Period and the denominator of which shall be 365.

         For each calendar year ending during the Employment Period, the Executive will receive a minimum of $90,000 of bonus compensation (the "Supplementary Bonus") payable in equal quarterly amounts with regard to services performed in that year provided the Executive is employed by Parent or a subsidiary of Parent at the time of the respective quarterly payment when such payment becomes due."

4. Section 3(b)(iv) of the Agreement is amended as follows: "Incentive Awards. At the time equity grants are made to executive officers of the Parent in respect of services performed in the calendar year ending December 31, 2001, the Executive will be granted equity-based awards with respect to the common stock of Parent (the "2001 Service Awards"), pursuant to the terms of the applicable Parent plans or the applicable plans of Starr International Company, Inc. ("SICO"), which the parties agree has an aggregate value as of the date of this letter of at least $8,731,163 comprised of the following:

             - stock options with an exercise price equal to the fair market value of Parent common stock on the date of grant, vesting (subject to your continued employment with Parent or its subsidiaries on the vesting dates) in four equal installments on each of the first, second, third and fourth anniversaries of the date of grant having an aggregate Black-Scholes valuation of $2,148,023 using a Black-Scholes factor of 0.4059;

             - Five year cliff vesting stock options vesting (subject to your continued employment with Parent or its subsidiaries on the vesting date) in full on the fifth anniversary of the date of grant with an exercise price equal to the fair market value of Parent common stock on the date of grant having an aggregate Black Scholes valuation of $2,520,000 using a Black-Scholes factor of 0.40;

             - Performance share units having a maximum aggregate value of $3,825,000 based upon the fair market value on the date of grant which shall vest (subject to your continued employment with the Parent or its subsidiaries on the vesting date) from 0 to 100 percent as soon as administratively feasible after December 31, 2004 (provided that, the receipt of shares of Parent common stock pursuant to such units may be deferred, at the election of the Executive, pursuant to an applicable deferral program of the Parent, if any ) upon achievement of the following implied growth rates of Cumulative Pre-Tax Operating Earnings of (a) the Reference Businesses (with respect to 50% of the maximum shares earned shown below) and
                  (b) SunAmerica (with respect to the other 50% of the maximum shares earned shown below):

Maximum Implied Growth Rate---------  15.0%   Maximum Shares Earned------  100%
Target Implied Growth Rate----------  12.5%   Maximum Shares Earned------   50%
Threshold Implied Growth Rate---- --   8.5%   Maximum Shares Earned------   25%
Below Implied Growth Rate-------- --  8.50%   Maximum Shares Earned------    0%

                  Cumulative Pre-Tax Operating Earnings means the consolidated pretax operating earnings of the Reference Businesses or SunAmerica, as applicable, excluding net realized investment gains, non-recurring items, and the cumulative effect of accounting changes under generally accepted accounting principles;

                  and

             - 900 participation units in the then current SICO Deferred Compensation Profit Participation Plan ("SICO Plan") (number of units determined using a valuation model for the shares of Parent common stock expected to be distributable with respect to such units in accordance with the terms of the SICO Plan using assumptions established on a basis consistent with those applied by Parent in valuing participation units for similarly situated executives of Parent.)

    In the event that the Executive receives any equity award grants (other than reload options) from the Company after the date hereof prior to the Effective Date, the 2001

    Service Awards shall be reduced by the value of any such awards (determined using a Black-Scholes value with respect options, using assumptions established on a basis consistent with those applied by the Company in determining such Black-Scholes value in respect of the 2001 grants to the Executive, and the fair market value on the date of grant with respect to performance based and restricted stock awards.)"

5. Section 3(b)(vi) of the Agreement is amended as follows: "Other Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs generally applicable to similarly situated executives of the Company, provided that in no event shall the Executive be entitled to receive duplicate benefits with respect to the same period of service under any plans, practices, policies or programs of the Company and/or Parent. Notwithstanding anything contained herein to the contrary, the Executive expressly understands and agrees that he will not initially be entitled to become a stockholder of C.V. Starr & Co., Inc. ("Starr"), but that following the first anniversary of the Effective Time, Parent will recommend to the Board of Directors of Starr that the Executive be eligible to become a stockholder of Starr, consistent with similarly situated executives of subsidiaries of Parent. Any Participation as a stockholder of Starr will require a mutually agreeable reduction in other compensation payable or provided to the Executive, including without limitation the Base Salary, the Annual Bonus and the Supplementary Bonus, and such reduction will be a condition to such participation and will in no way be deemed a breach of this Agreement. Any reduction in the compensation otherwise payable hereunder shall be agreed to, in writing, by the parties in advance of the time such reduction is to be effective, and such writing shall set forth, in reasonable detail sufficient for the Executive to understand, the compensation being provided in lieu thereof and all vesting and forfeiture provisions related thereto (and other restrictions, if any, on the ability of the Executive to access or receive such compensation).

6. The Executive agrees that this letter agreement constitutes his written consent to changes in his compensation arrangements, duties and responsibilities and principal place of employment and under no circumstances shall such changes constitute "Good Reason" for termination by the Executive as defined in Section 4(c) of the Agreement.

7. From and after the date hereof, the Agreement is hereby amended by this letter agreement, in accordance with Section 10 of the Agreement.

Very truly yours,

American International Group, Inc.              American General Corporation

By: /s/ M.R. Greenberg                          By: /s/ Gary D. Reddick
    -------------------------                       ----------------------------
    Name:  M.R. Greenberg                       Name:  Gary D. Reddick
    Title: Chairman                             Title: Executive Vice President

SunAmerica Inc.

By: /s/ Jay S. Wintrob
    -------------------------
    Name:  Jay S. Wintrob
    Title: President and CEO

Accepted and Agreed as of August 6, 2001:

    /s/ John A. Graf
-----------------------------
    John A. Graf

                                                                  March 25, 2003


John A. Graf
6340 Brompton
Houston, Texas 77005


     Re: Second Amendment to Employment Agreement dated as of May 11, 2001

Dear Mr. Graf:

This letter confirms the following understandings reached among you, American International Group, Inc. ("Parent"), AIG SunAmerica Inc. (formerly SunAmerica Inc.), a Delaware corporation and a wholly-owned subsidiary of Parent ("AIG SunAmerica"), and American General Corporation ("Company") with respect to the Employment Agreement dated as of May 11, 2001 (the "Original Agreement") and the Amendment to the Original Agreement dated July 27, 2001 (the "First Amendment" and, together with the Original Agreement, the "Agreements") and constitutes an amendment to the Agreements:

1. As of November 6, 2002, (a) AIG SunAmerica's rights and obligations under the Agreements will be assigned to Parent without further action required, (b) Parent will assume all rights and obligations of AIG SunAmerica under the Agreements, and (c) all references in the Agreements to the Company or AIG SunAmerica (other than references to specifically identified employee benefits or benefit or other plans of the Company which remain in effect subsequent to the Effective Date (which references will remain references to such continuing plans of the Company so long as such plans remain in effect)), will be deemed to be references to Parent.

2. Exhibit A to the Original Agreement is amended as follows (superceding
   Section 2 of the First Amendment):

   "POSITION: Executive Vice President, Retirement Savings, American International Group, Inc. Vice Chairman, AIG SunAmerica Inc. Executive will continue to serve as a member of the Board of Directors of AIG SunAmerica Inc.

   ADJUSTMENTS TO RESPONSIBILITIES: The Executive will head the international retirement savings operations of the AIG companies. The operations include the pension, annuity, and retail asset management businesses of the AIG companies internationally.


   LOCATION: New York, New York."


3. Section 4 of the First Amendment (amending Section 3(b)(iv) of the Original Agreement) is amended to delete the third bullet point contained therein in its entirety and to insert in lieu thereof the following:

     "Performance share units having a maximum aggregate value of $3,825,000 based upon the fair market value on the date of grant which shall vest (subject to your continued employment with the Parent or its subsidiaries on the vesting date) from 25 to 100 percent as soon as administratively feasible after December 31, 2004 (provided that, the receipt of shares of Parent common stock pursuant to such units may be deferred, at the election of the Executive, pursuant to an applicable deferral program of the Parent, if any), such vesting percentage to be at the discretion of the Chief Executive Officer of Parent based upon his assessment of the growth and profitability of (i) the international retirement savings operations and
     (ii) the domestic fixed annuity and non-profit group retirement plan businesses of AIG SunAmerica, otherwise referred to as AIG Annuity and AIG VALIC."

4. The Executive agrees that this letter agreement constitutes his written consent to changes in his compensation arrangements, duties and responsibilities and principal place of employment and under no circumstances shall change constitute

   "Good Reason" for termination by the Executive as defined in Section 4(c) of the Original Agreement.

5. From and after the date hereof, the Agreements are hereby amended by this letter agreement, in accordance with Section 10 of the Original Agreement.


Very truly yours,


American International Group, Inc.        American General Corporation

By: /s/ M.R. Greenberg                    By: /s/ Ernest T. Patrikis
    -------------------------                 --------------------------
    Name:  M.R. Greenberg                     Name:  Ernest T. Patrikis
    Title: Chairman and Chief                 Title: Executive Vice President
           Executive Officer


AIG SunAmerica Inc.

By: /s/ Jay S. Wintrob
    -------------------------
    Name:  Jay S. Wintrob
    Title: President and Chief
           Executive Officer


Accepted and Agreed as of March 25, 2003:

/s/ John A. Graf
-----------------------
John A. Graf

                             SPLIT-DOLLAR AGREEMENT

         THIS SPLIT-DOLLAR AGREEMENT (this "Agreement") is made and entered into effective as of May 15, 1998 (the "Effective Date"), by and among AMERICAN GENERAL CORPORATION, a Texas corporation, with principal offices and place of business in Houston, Texas (hereinafter referred to as the "Company"), JOHN A. GRAF (hereinafter referred to as the "Executive"), and Susan Marineau, Trustee of the Graf 1998 Family Trust (hereinafter referred to as the "Owner"),(1/)

         WITNESSETH THAT:

         WHEREAS, the Executive is currently employed by the Company or an affiliate of the Company; and

         WHEREAS, in order to retain the benefits of the services of the Executive for the Company and its affiliates, the Company desires to assist the Executive in providing life insurance protection for the Executive's family under a policy of life insurance (hereinafter referred to as the "Policy") insuring the life of the Executive, which Policy is described in Exhibit A attached hereto and by this reference made a part hereof, and which is being issued by American General Life Insurance Company (hereinafter referred to as the "Insurer"); and

         WHEREAS, the Company is willing to pay all of the premiums due on the Policy as an additional employment benefit for the Executive, on the terms and conditions hereinafter set forth; and

         WHEREAS, the Owner will be the owner of the Policy and, as such, will possess all incidents of ownership in and to the Policy; and

         WHEREAS, the Company wishes to have the Policy collaterally assigned to it by the Owner in order to secure the repayment of the amounts which it will pay toward the premiums on the Policy;

         NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto agree as follows:

----------------
         (1/) If the Executive will be the owner of the policy (as opposed to an insurance trust or other entity), then the Executive's name should be inserted in each of the blank spaces provided for the name of the Executive and the name of the Owner. If the space provided for the name of the Owner is not completed, then the Executive shall be deemed to be the Owner.

         1. DEFINED TERMS. The terms "Agreement," "Company," "Effective Date," "Executive," "Insurer," "Owner," and "Policy" shall have the meanings assigned to such terms in the preceding provisions of this Agreement. Where the following words and terms are used in this Agreement, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

                  (a) AFFILIATE: The term "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time.

                  (b) ANNIVERSARY DATE: Each annual anniversary of the Effective Date; provided, however, that for purposes of Paragraph l(d) below, the Effective Date shall also be considered an Anniversary Date.

                  (c) AVERAGE ANNUAL BONUS: As of any date for which the Benefit Amount must be determined pursuant to the terms of this Agreement that occurs (1) during the period beginning on the Effective Date and ending on the first Anniversary Date, an amount equal to 75% of the Executive's annual base salary from the Company or an Affiliate of the Company at the rate in effect on the Effective Date (the "Deemed Bonus"), (2) during the period beginning on the day immediately following the first Anniversary Date and ending on the second Anniversary Date, an amount equal to the average of the Deemed Bonus and the most recent annual incentive bonus paid in cash by the Company (or an Affiliate of the Company) to the Executive on or before the first Anniversary Date, (3) during the period beginning on the day immediately following the second Anniversary Date and ending on the third Anniversary Date, an amount equal to the average of the Deemed Bonus and the two most recent annual incentive bonuses paid in cash by the Company (or an Affiliate of the Company) to the Executive on or before the second Anniversary Date, and (4) after the third Anniversary Date, an amount equal to the average of the three most recent annual incentive bonuses paid in cash by the Company (or an Affiliate of the Company) to the Executive on or before the Anniversary Date next preceding such date for which the Benefit Amount is determined.

                  (d) BASE SALARY: As of any date for which the Benefit Amount must be determined pursuant to the terms of this Agreement, the Executive's annual base salary from the Company or an Affiliate of the Company at the rate in effect on the Anniversary Date next preceding such date.

                  (e) BENEFIT AMOUNT: As of any given date, an amount equal to 200% of the sum of the Executive's Base Salary and Average Annual Bonus as of such date; provided, however, that on the Executive's Normal Retirement Date, the Benefit Amount shall be reduced to 100% of the sum of the Executive's Base Salary and Average Annual Bonus as of the Measurement Date (except that if the Executive continues his or her employment beyond the Executive's Normal Retirement Date, then such reduction shall occur on the date of the Executive's termination of employment with the Company for a reason other than death). Notwithstanding the foregoing or any provision in this Agreement to the contrary, the Benefit Amount shall not be increased at any time after the Effective Date to the extent such increase is subject to the medical underwriting requirements of the Insurer and the Insurer refuses to increase the face amount of the Policy based upon the health or medical condition of the Executive.

                  (f) CAUSE: The term "Cause" shall have the meaning assigned to such term in the Change in Control Severance Agreement.

                  (g) CHANGE IN CONTROL: The term "Change in Control" shall have the meaning assigned to such term in the Change in Control Severance Agreement.

                  (h) CHANGE IN CONTROL SEVERANCE AGREEMENT: The Change in Control Severance Agreement between the Company and the Executive that is in effect on the Effective Date (or any successor agreement thereto).

                  (i) CLAIMANT: The term "Claimant" shall have the meaning assigned to such term in Paragraph 10 hereof.

                  (j) DISABLED: The Executive shall be considered "Disabled" for purposes of this Agreement at such time as the Executive becomes entitled to receive long-term disability benefits under a long-term disability plan maintained by the Company or an Affiliate of the Company.

                  (k) MEASUREMENT DATE: The earlier of (1) the date upon which the Executive's employment with the Company terminates for any reason whatsoever (including, without limitation, termination of employment by reason of the death or retirement of the Executive), (2) the date upon which the Executive becomes Disabled, or (3) the effective date of the termination of this Agreement pursuant to Paragraph 8 hereof.

                  (l) NORMAL RETIREMENT DATE: The term "Normal Retirement Date" shall have the meaning assigned to such term in the Company's Supplemental Executive Retirement Plan that is in effect on the Effective Date.

                  (m) PREMIUM PAYMENT PERIOD: A period of 10 years commencing on the Effective Date; provided, however, that upon written notice to the Owner and the Executive prior to the occurrence of a Change in Control, the Company may from time to time extend the Premium Payment Period for any period determined by the Company that ends on or before the later of (1) the Executive's Normal Retirement Date or (2) the fifteenth Anniversary Date.

                  (n) RELEVANT ASSUMPTIONS: As of any given date, (1) the Company's assumption as of such date with respect to the rate of increase, if any, in the Benefit Amount from such date to the Executive's Normal Retirement Date (or, if the Executive continues his or her employment with the Company beyond the Executive's Normal Retirement Date, to the Executive's projected date of retirement from the Company) and (2) current mortality rates and charges, crediting rates, expenses, and other relevant matters applicable to the Policy as of such date. Notwithstanding the foregoing, the assumed rate of increase in the Benefit Amount shall be 0% from and after the Measurement Date.

         2. ACQUISITION AND OWNERSHIP OF POLICY; LIMITATIONS ON OWNER'S RIGHTS IN POLICY.

                  (a) The Owner shall contemporaneously purchase the Policy from the Insurer in the initial total face amount specified in Exhibit A attached hereto. The parties hereto agree that they shall take all reasonable action necessary to cause the Insurer to issue the Policy, and shall take any further reasonable action which may be necessary to cause the Policy to conform to the provisions of this Agreement. The parties hereto agree that the Policy shall be subject to the terms and conditions of this Agreement and of the collateral assignment filed with the Insurer relating to the Policy.

                  (b) The Policy names the Owner, and the Owner shall be, the sole and absolute owner of the Policy. The Owner shall not exercise any of the ownership rights granted to the owner of the Policy by the terms thereof except with the express written consent of the Company. Without limiting the scope of the foregoing, the Owner shall not sell, assign, transfer, borrow against or withdraw from the cash surrender value of the Policy, change the beneficiary designation provision of the Policy, change the elected death benefit option provisions of the Policy, decrease or increase the face amount of insurance, surrender or cancel the Policy, or take any other action with respect to the Policy without, in any such case, the express written consent of the Company.

                  (c) Notwithstanding the provisions of Paragraph 2(b) above, the Owner shall have the right to take any of the following actions without the express written consent of the Company, provided that the Owner provides the Company with 15 days prior written notice of any such action: (1) designate the beneficiary or beneficiaries to receive the portion of the proceeds payable under the Policy specified in Paragraph 7(b) hereof; (2) elect the settlement option with respect to such proceeds from among the settlement options available under the Policy; and (3) change such beneficiary designation and settlement option from time to time.

         3.       COLLATERAL ASSIGNMENT: LIMITATION ON COMPANY'S RIGHTS IN
POLICY.

                  (a) To secure the repayment to the Company of the amount of the premiums on the Policy paid by the Company hereunder, the Owner has, contemporaneously herewith, assigned the Policy to the Company as collateral under a separate assignment instrument The collateral assignment of the Policy to the Company shall not be terminated, altered or amended by the Owner, without the express written consent of the Company. The parties hereto agree to take all action necessary to cause such collateral assignment to conform to the provisions of this Agreement and to be accepted by the Insurer. Without limiting the scope of the preceding provisions of this Paragraph 3, the parties hereto agree that the Company shall have an interest in the cash surrender value and the death benefits under the Policy to secure the amounts due to the Company hereunder, which interest shall in no event be less than the aggregate premium payments made with respect to the Policy by the Company pursuant to Paragraph 5 below.

                  (b) The Company shall not at any time prior to the termination of this Agreement (1) take any action that would cause the death benefits under the Policy that would be available for distribution to the beneficiary or beneficiaries designated by the Owner as provided herein to be less than the Benefit Amount (determined as of the earlier of the Measurement Date or the date such action was taken by the Company) and (2) from and after the date upon which a Change in Control occurs, borrow against the Policy, pledge the Policy as collateral for a loan, withdraw any amount from the Policy or otherwise access any funds held under the Policy until such time as the beneficiary or beneficiaries designated by the Owner have received all of the Policy death benefits to which they are entitled pursuant to the provisions of this Agreement.

         4. ADJUSTMENTS TO POLICY FACE AMOUNT. On each Anniversary Date that occurs prior to the Measurement Date, the parties hereto shall cause the total face amount of the Policy to be adjusted to the extent necessary, if any, so that such face amount is equal to the Benefit Amount (which Benefit Amount shall be determined as of the day immediately following such Anniversary Date); provided, however, that if any such adjustment would require a reduction in the face amount of the Policy, then the Company may, in its sole discretion, determine that no such adjustment to the face amount of the Policy shall be made for such Anniversary Date. Further, on, or as soon as administratively practicable after, the Executive's Normal Retirement Date (or, if later, the date of the termination of the Executive's employment with the Company for a reason other than death), the parties hereto shall cause the total face amount of the Policy to be reduced to the extent necessary, if any, so that such face amount is equal to the Benefit Amount in effect at such time. The parties hereto agree that they shall take all reasonable action necessary to cause the Insurer to adjust the face amount of the Policy as provided in the preceding provisions of this Paragraph 4. Without limiting the scope of the foregoing, (a) the Executive and the Owner shall furnish any and all information requested by the Company or the Insurer to facilitate an adjustment to the face amount of the Policy and (b) the Executive shall take such physical examinations as the Insurer may deem necessary.

         5.       PAYMENT OF PREMIUMS.

                  (a) On the Effective Date and on or before each Anniversary Date, the Company shall pay to the Insurer, as premium payments with respect to the Policy, the amount, if any, determined by the Company in its sole discretion; provided, however, that:

                           (1)      on the Effective Date and on each
         Anniversary Date that occurs during the Premium Payment Period and prior to the termination of this Agreement, the Company shall make substantially level premium payments with respect to the Policy based upon a premium payment policy established by the Company that is designed to
         (i) maintain the Policy in a manner sufficient to provide the level of death benefits to the Owner's beneficiary or beneficiaries pursuant to Paragraph 7(b) hereof in the event of the Executive's death prior to the end of the Premium Payment Period and (ii) accumulate sufficient funds under the Policy (based upon the assumption that the Executive will retire as of the Executive's Normal Retirement Date) so that as of the end of the Premium Payment Period the Policy is projected to have sufficient funds to (A) at all times thereafter provide a minimum death benefit in an amount equal to the Benefit Amount without any further premium payments and (B) permit the Owner to terminate this Agreement as of the later of the Executive's Normal Retirement Date or the fifteenth Anniversary Date and use accumulations under the Policy to obtain the release of the collateral assignment of the Policy to the Company; and

                           (2) on each Anniversary Date that occurs after the end of the Premium Payment Period and prior to the termination of this Agreement, the Company shall make a premium payment with respect to the Policy in at least the amount required so that as of such Anniversary Date the Policy is projected to have sufficient funds to
         (i) at all times thereafter provide a minimum death benefit in an amount equal to the Benefit Amount without any further premium payments and (ii) permit the Owner to terminate this Agreement as of the later of the Executive's Normal Retirement Date or the fifteenth Anniversary Date and use accumulations under the Policy to obtain the release of the collateral assignment of the Policy to the Company.

The amount of each premium payment required pursuant to clauses (1) and (2) of the preceding sentence shall be determined based upon (i) the Relevant Assumptions in effect as of the date such premium payment is required to be paid by the Company pursuant to this Paragraph 5(a) and (ii) if the Measurement Date has not occurred as of such premium payment date, the Company's estimate of the date upon which the Measurement Date will occur (which date shall be estimated to be no earlier than the Executive's Normal Retirement Date). The Owner and the Executive acknowledge and agree that (A) the Company is agreeing to make premium payments with respect to the Policy as described above based upon the Relevant Assumptions and for the period of time set forth in this Agreement, (B) the actual crediting rates under the Policy and the charges and expenses incurred with respect to the Policy may deviate from the rates, charges and expenses utilized from time to time under the Relevant Assumptions, and (C) accordingly, the Company makes no guarantee that the Policy will, in fact, have sufficient funds to provide a minimum death benefit in an amount equal to the Benefit Amount at all times after the termination of this Agreement without any further premium payments. The Company shall promptly notify the Owner of the date and the amount of each premium payment made by the Company with respect to the Policy and, promptly upon receipt, the Owner shall furnish the Company with a copy of the annual report for the Policy received by the Owner from the Insurer.

                  (b) If the Executive's employment with the Company is terminated under circumstances pursuant to which the Executive is entitled to a severance benefit under the Change in Control Severance Agreement, then the Company shall promptly pay into a rabbi trust a single lump sum cash payment in an amount equal to the projected amount of premium payments that the Company would be required to make with respect to the Policy pursuant to Paragraph 5(a) hereof during the 36 month period immediately following such termination of employment. Pursuant to the terms of the rabbi trust, on each of the first three Anniversary Dates that occur after the termination of the Executive's employment with the Company, the trustee of the rabbi trust shall pay to the Insurer as a premium with respect to the Policy one-third of the amount initially deposited in the rabbi trust by the Company. After the trustee has made three such premium payments, the rabbi trust shall terminate and any remaining funds held by the trustee shall be returned to the Company. Notwithstanding the foregoing, the Company shall remain obligated to make all premium payments required pursuant to Paragraph 5(a) hereof; provided, however, that the Company shall be relieved of such obligation to the extent of the amount of each premium payment made by the trustee of the rabbi trust with respect to the Policy. All costs and expenses associated with the establishment and maintenance of the rabbi trust shall be paid by the Company.

                  (c) Neither the Executive nor the Owner shall have any obligation to pay any premiums with respect to the Policy prior to the termination of this Agreement. The Company shall have no obligation to pay any premiums with respect to the Policy from and after the termination of this Agreement pursuant to Paragraph 8 below.

         6. PROVISION OF INFORMATION. On or before January 31 of each calendar year, the Company shall furnish to the Executive a statement of the amount of income, if any, reportable by the Executive for federal and state income tax purposes for the preceding calendar year as a result of the existence and maintenance of the Policy. The Owner and the Executive shall promptly furnish the Company with (a) copies of any information or notices provided by the Insurer from time to time with respect to the Policy and (b) any other material or information relating to the Policy and reasonably requested by the Company from time to time. Upon request, the Company shall promptly furnish to the Owner evidence of timely payment of any amount required to be paid by the Company pursuant to Paragraph 5 hereof.

         7.       COLLECTION AND DISTRIBUTION OF DEATH PROCEEDS.

                  (a) Upon the death of the Executive prior to the termination of this Agreement during the Executive's lifetime, the Company and the Owner shall cooperate with the beneficiary or beneficiaries designated by the Owner to take whatever action is necessary to collect the death benefit provided under the Policy. When such benefit has been collected and paid as provided herein, this Agreement shall thereupon terminate.

                  (b) Upon the death of the Executive prior to the termination of this Agreement during the Executive's lifetime, the beneficiary or beneficiaries designated by the Owner pursuant to Paragraph 2(c) hereof shall be entitled to receive a portion of the death benefits provided under the Policy in an amount equal to the Benefit Amount determined as of the Measurement Date (which amount shall be reduced as provided in Paragraph 1(e) hereof upon the later of the Executive's Normal Retirement Date or the date of the termination of the Executive's employment with the

Company for a reason other than death). This amount shall be paid under the settlement option elected by the Owner.

                  (c) Upon the death of the Executive prior to the termination of this Agreement during the Executive's lifetime, the Company shall have the unqualified right to receive any and all of the death benefits provided under the Policy in excess of the amount payable pursuant to Paragraph 7(b) above to the beneficiary or beneficiaries designated by the Owner. This amount shall be paid to the Company in a single lump sum cash payment.

                  (d) The parties hereto agree that, upon the request of the Company, the beneficiary designation provision of the Policy shall conform to the provisions hereof.

         8.       TERMINATION OF AGREEMENT.

                  (a) This Agreement may be terminated by the Owner at any time during the Executive's lifetime and after the fifteenth Anniversary Date upon written notice to the Company and payment to the Company by the Owner at the time of such notice of a single lump sum cash payment in an amount equal to the aggregate premium payments made by the Company pursuant to Paragraph 5 hereof on or before the date of such termination, less any withdrawals from the Policy by the Company prior to the date of such termination and any indebtedness secured by the Policy which was incurred by the Company and remains outstanding as of the date of such termination, including any unpaid accrued interest on such indebtedness. Upon receipt of such amount, the Company shall release the collateral assignment of the Policy by the execution and delivery of an appropriate instrument of release.

                  (b) This Agreement may be terminated by the Company at any time during the Executive's lifetime (including, without limitation, upon the Executive's termination of employment with the Company or at any time before or after such termination); provided, however, that (i) from and after the Executive's Normal Retirement Date, this Agreement may not be terminated by the Company until the later of such Normal Retirement Date, the date upon which the Executive's employment with the Company terminates, the expiration of the Premium Payment Period or the fifteenth Anniversary Date, (ii) from and after the date upon which the Executive becomes Disabled, this Agreement may not be terminated by the Company until the earlier of the Executive's Normal Retirement Date, the expiration of the Premium Payment Period, the fifteenth Anniversary Date, or the third anniversary of the date upon which the Executive becomes Disabled, and (iii) from and after the date upon which a Change in Control occurs, this Agreement may be terminated by the Company only on or after the date upon which the Executive's employment with the Company terminates (except that, if the Executive's employment with the Company terminates under circumstances pursuant to which the Executive is entitled to a severance benefit under the Change in Control Severance Agreement, then this Agreement may not be terminated by the Company until the third anniversary of the date of such termination of employment). The Company shall provide the Owner and the Executive with 30 days' prior written notice of any such termination of this Agreement by the Company. If this Agreement is terminated by the Company as provided in the preceding provisions of this Paragraph 8(b), then for 60 days after the effective date of the termination of this Agreement, the Owner shall have the option of obtaining the release of the collateral assignment of the Policy to the Company. To obtain such release, the Owner shall repay to the Company the total amount of the premium payments made by the Company hereunder, less any withdrawals from the Policy by the Company prior to the date of such termination and any indebtedness secured by the Policy which was incurred by the Company and remains outstanding as of the date of such termination, including any unpaid accrued interest on such indebtedness. Upon receipt of such amount, the Company shall release the collateral assignment of the Policy by the execution and delivery of an appropriate instrument of release. If the Owner fails to exercise such option within such 60 day period, then the interest of the Owner in the Policy shall automatically be transferred to the Company and the Owner shall execute any document or documents requested by the Company or the Insurer to effect such transfer. Alternatively, the Company may enforce its right to be repaid the amount due it hereunder from the cash surrender value of the Policy under the collateral assignment of the Policy; provided that in the event the cash surrender value of the Policy exceeds the amount due the Company, such excess shall be paid to the Owner. Thereafter, neither the Owner nor any person claiming under the Owner shall have any further interest in and to the Policy, either under the terms thereof or under this Agreement.

                  (c) Notwithstanding any provision in this Agreement to the contrary, if the Executive's employment with the Company is terminated for Cause at any time (whether before or after the Executive attains his or her Normal Retirement Date), then (i) this Agreement shall automatically terminate upon such termination of employment, (ii) the interest of the Owner in the Policy shall automatically be transferred to the Company and the Owner shall execute any document or documents requested by the Company or the Insurer to effect such transfer, (iii) the Company may exercise all rights of ownership of the Policy, take all proceeds of the Policy, take proceeds designated for the beneficiary or beneficiaries designated by the Owner, assign its ownership interest in the Policy to any other party or take any other action the Company determines in its sole discretion, and (iv) neither the Owner, the Executive nor their respective heirs, assigns, personal representatives, or beneficiaries shall have any further rights, claims, or interests of any nature whatsoever in the Policy or in this Agreement.

                  (d) It is a condition precedent to the execution of this Agreement that the Owner and the Executive acknowledge and agree that the Company has the right, subject to certain limitations set forth in Paragraph 8(b) hereof, to terminate this Agreement at any time for any reason whatsoever or for no reason at all. Without limiting the scope of the foregoing, the Owner and the Executive specifically acknowledge and agree that the Company shall have the right to terminate this Agreement prior to the occurrence of a Change in Control in the event that the premiums required to be paid under the Policy are increased due to a deterioration in the health or medical condition of the Executive after the Effective Date. In such event, the Owner and the Executive hereby waive, and agree that they shall not assert, any claim or cause of action, in contract, tort or otherwise, against the Company, any Affiliate of the Company or any employee, director, officer or agent of the Company or any such Affiliate with respect to the termination of this Agreement, including, without limitation, any claim or cause of action based on any alleged discriminatory practice. By entering into this Agreement, the parties hereto agree that the conditions and provisions set forth in this Paragraph 8(d) are an essential component of this Agreement, and it is their intent that such conditions and provisions not be severed from the other terms and provisions of this Agreement.

         9. INSURER NOT A PARTY. Subject to the terms and conditions of the Policy, the Insurer shall be fully discharged from its obligations under the Policy by payment of the Policy death benefit to the beneficiary or beneficiaries named in the Policy and upon the performance of its other obligations in accordance with the terms of the Policy. In no event shall the Insurer be considered a party to this Agreement, or any modification or amendment hereof. No provision of this Agreement, nor of any modification or amendment hereof, shall in any way be construed as enlarging, changing, varying, or in any other way affecting the obligations of the Insurer as expressly provided in the Policy.

         10. NAMED FIDUCIARY, DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION.

                  (a) NAMED FIDUCIARY. The Company is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Agreement, and it shall be responsible for establishing and carrying out a premium payment policy and method consistent with the objectives of this Agreement.

                  (b)      (1)      CLAIM. A person who believes that he or she
         is being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as a "Claimant") may file a written request for such benefit with the Company, setting forth his or her claim. The request must be addressed to the Company at its then principal place of business.

                           (2) CLAIM DECISION. Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional 90 days for reasonable cause.

                                    If the claim is denied in whole or in part,
         the Company shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth: (i) the specific reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Agreement on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (3) and for review under subsection (4) hereof.

                           (3) REQUEST FOR REVIEW. Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company review its determination. Such request must be addressed to the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the Company's determination within such 60 day period, he or she shall be barred and estopped from challenging the Company's determination.

                           (4) REVIEW OF DECISION. Within 60 days after the Company's receipt of a request for review, it will review the determination. After considering all materials presented by the Claimant, the Company will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the 60 day time period be extended, the Company will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

         11.      ARBITRATION.

                  (a) Upon completion of the claims procedure described in Paragraph 10(b) hereof (if applicable), all claims, demands, causes of action, disputes, controversies, and other matters in questions arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement involving the parties hereto and/or their respective representatives, even though some or all of such claims allegedly are extra-contractual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, shall be resolved by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Employment Dispute Resolution Rules then in effect with the American Arbitration Association. The arbitration proceeding shall be conducted in Houston, Texas. This agreement to arbitrate shall be enforceable in either federal or state court.

                  (b) The enforcement of this agreement to arbitrate and all procedural aspects of this agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act and shall be decided by the arbitrators. In deciding the substance of any such claims, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state's law); provided, however, it is expressly agreed that the arbitrators shall have no authority to award treble, exemplary, or punitive damages under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary, or punitive damages in connection with any such claims. If any party to this Agreement institutes arbitration to enforce the terms of this Agreement, the party who prevails in such arbitration, whether plaintiff or defendant, in addition to the remedy or relief obtained in such arbitration proceeding shall be entitled to recover its or his expenses incurred in connection with such arbitration proceeding, including, without limitation, arbitrators and attorneys fees, and the arbitrators are authorized to so award such costs and fees.

                  (c) The arbitration may be initiated by any party by providing to the other parties a written notice of arbitration specifying the claims. Within 30 days of the notice of initiation of the arbitration procedure,
(1) the Owner and the Executive, acting together, shall denominate one arbitrator and (2) the Company shall denominate one arbitrator. The two arbitrators shall select a third arbitrator failing agreement on which within 60 days of the original notice, either the Owner, the Executive or the Company shall apply to the Senior Active United States District Judge for the Southern District of Texas, who shall appoint a third arbitrator. While the third arbitrator shall be neutral, the two party-appointed arbitrators are not required to be neutral and it shall not be grounds for removal of either of the two party-appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the party that appointed such arbitrator. Evident partiality on the part of an arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias. A mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an arbitrator.

                  (d) The three arbitrators shall by majority vote resolve all disputes between the parties. There shall be no transcript of the hearing before the arbitrators. The arbitrators' decision shall be in writing, but shall be as brief as possible. The arbitrators shall not assign the reasons for their decision. The arbitrators shall certify in their award that they have faithfully applied the terms and conditions of this Agreement and that no part of their award includes any amount for exemplary or punitive damages. All proceedings conducted hereunder and the decision of the arbitrators shall be kept confidential by the parties, e.g., the arbitrators' award shall not be released to the press or published in any of the various arbitration reporters. Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction.

         12. AMENDMENT. This Agreement may not be amended, altered, or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns. Notwithstanding the foregoing or any other provision herein to the contrary, the Premium Payment Period, the face amount of the Policy, the amount of premiums to be paid by the Company, and/or the references in this Agreement to the fifteenth Anniversary Date may be changed by the Company without the consent of the Owner or the Executive to the extent necessary to (a) maintain the Policy as a "life insurance contract" (within the meaning of Section 7702 of the Internal Revenue Code of 1986, as amended (the "Code"), and the interpretative authority promulgated thereunder) and (b) prevent the Policy from constituting a "modified endowment contract" (within the meaning of Section 7702A of the Code and the interpretative authority promulgated thereunder). The Company shall provide the Owner and the Executive with prompt written notice of any such change.

         13. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Owner, the Executive and their respective successors, assigns, heirs, executors, administrators, and beneficiaries; provided, however, that the rights and obligations of the Owner and the Executive hereunder are personal and neither this Agreement, nor any right, benefit, or obligation of the Owner or the Executive hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the Company.

         14. NOTICE. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States registered or certified mail, postage prepaid, addressed to such party's last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand.

         15. EMPLOYMENT RELATIONSHIP. For all purposes of this Agreement, the Executive shall be considered to be in the employment of the Company as long as the Executive remains an employee of the Company or any Affiliate of the Company. However, this Agreement is not an employment agreement This Agreement shall not be construed as creating an express or implied contact of employment and does not modify the nature of the Executive's employment relationship with the Company or its Affiliates, as the case may be. Except as otherwise agreed in writing between the Executive and the Company or an Affiliate of the Company, the employment relationship between the Executive and the Company or its Affiliates is at-will, i.e., the employment relationship may be terminated at any time at the will of either the Company or the Executive for any reason or no reason at all.

         16. TAXES AND POLICY ILLUSTRATIONS. The Company makes no guarantees and assumes no obligations or responsibilities with respect to the Owner's or the Executive's federal, state, or local income, estate, inheritance, and gift tax obligations, if any, under this Agreement, the Policy or the collateral assignment of the Policy to the Company. The Executive and the Owner agree and acknowledge that the Policy illustrations provided prior to the Effective Date and any Policy illustrations that may be provided from time to time thereafter by the Company, the Insurer or their respective agents and representatives are not guaranteed and are not a part of the Policy or this Agreement. Such Policy illustrations shall not create any additional obligations or responsibilities to the Executive or the Owner by the Company, the Insurer, or their respective agents and representatives.

         17. GOVERNING LAW. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this the 15th day of May, 1998, effective as of the Effective Date.

                                  AMERICAN GENERAL CORPORATION

                                  By:  /s/ Beth Dobbs
                                       --------------------
                                       Name:  Beth Dobbs
                                       Title: Vice President - Benefits/Payroll

                                                                       "COMPANY"

                                  JOHN A. GRAF

                                  /s/ John A. Graf
                                  ----------------------
                                                                     "EXECUTIVE"


                                  /s/ Susan G. Marineau
                                  ----------------------
                                  SUSAN G. MARINEAU

                                                                         "OWNER"

                                  Notarized for Susan G. Marineau

                                             [NOTARY PUBLIC STAMP]

                                         State of New York      SS
                                         County of New York
                                         Subscribed and sworn (affirmed)
                                         before me this 23 day of Dec. 1998

                                         L.S. /s/ Alex Karpinski
                                              ------------------

                                    EXHIBIT A

         The following life insurance policy is subject to the attached Split-Dollar Agreement:

Insurer:                            American General Life Insurance Company

Insured:                            John A. Graf

Policy Number:                      CM0002178L

Face Amount on the Effective Date:  $ 1,266,824.00

Effective Date of Policy:           May 15, 1998

                ASSIGNMENT OF LIFE INSURANCE POLICY AS COLLATERAL

         A. FOR VALUE RECEIVED, the undersigned (hereinafter the "Owner") hereby assigns, transfers and sets over to American General Corporation, with principal offices and place of business in Houston, Texas, its successors and assigns (hereinafter the "Assignee"), Policy No. CM0002178L issued by American General Life Insurance Company (hereinafter the "Insurer"), and any supplementary contracts issued in connection therewith (said policy and contracts hereinafter the "Policy"), insuring the life of JOHN A. GRAF (the "Executive"), and all claims, options, privileges, rights, title and interest therein and thereunder (except as otherwise provided herein), subject to all the terms and conditions of the Policy and to all superior liens, if any, which the Insurer may have against the Policy. The Owner, by this Assignment, and the Assignee, by acceptance of the assignment of the Policy to it hereunder, agree to the terms and conditions contained herein.

         B. This Assignment is made and the Policy is to be held as collateral security for any and all liabilities and obligations of the Owner to the Assignee, either now existing or that may hereafter arise, under and pursuant to that certain Split-Dollar Agreement by and among the Owner, the Assignee, and the Executive, dated effective as of May 15, 1998 (hereinafter the "Split-Dollar Agreement"). The liabilities and obligations described in the preceding sentence are hereinafter referred to as the "Liabilities."

         C. It is expressly agreed that, without detracting from the generality of the foregoing, the following specific rights are included in this Assignment and pass to the Assignee by virtue hereof:

                  1. The sole right to collect from the Insurer the net proceeds of the Policy when it becomes a claim by death or maturity;

                  2. The sole right to surrender the Policy and receive the surrender value thereof at any time provided by the terms of the Policy and at such other times as the Insurer may allow; and

                  3. The sole right to obtain one or more withdrawals, loans or advances on the Policy, either from the Insurer or, at any time, from other persons, and to pledge or assign the Policy as security for such loans or advances.

         D. It is expressly agreed that the following specific rights, so long as the Policy has not been surrendered and to the extent permitted under the Split-Dollar Agreement, are reserved by the Owner and excluded from this Assignment and do not pass by virtue hereof:

                  1. The right to designate and change the beneficiary to receive the portion of the proceeds under the Policy specified in Paragraph 7(b) of the Split-Dollar Agreement; and

                  2. The right to elect any optional mode of settlement permitted by the Policy or allowed by the Insurer with respect to such proceeds.

However, the reservation of these rights by the Owner shall in no way impair the right of the Assignee to surrender the Policy nor impair any other right of the Assignee hereunder. Further, any exercise of these rights shall be made subject to this Assignment and to the rights of the Assignee hereunder.

         E. Notwithstanding the foregoing, the Assignee covenants and agrees with the Owner as follows:

                  1. Any balance of sums received hereunder from the Insurer remaining after payment of the then existing Liabilities shall be paid by the Assignee to the persons entitled thereto under the terms of the Policy, had this Assignment not been executed;

                  2. The Assignee will not exercise the right to surrender the Policy, nor the right to make withdrawals from the Policy or obtain policy loans from the Insurer, unless and until there has been default in any of the Liabilities or the Split-Dollar Agreement has been terminated, pursuant to its terms; in any event, the Assignee will not exercise any such right until 15 days after the Assignee shall have mailed notice of intention to exercise such right, by first class mail, to the Owner at the address last supplied in writing to the Assignee specifically referring to this Assignment; and

                  3. The Assignee will, upon request, forward the Policy to the Insurer without unreasonable delay, for endorsement of any designation or change of beneficiary or any election of an optional mode of settlement that has been elected by the Owner.

         F. The Insurer is hereby authorized to recognize the Assignee's claims to rights hereunder without investigating the reason for any action taken by the Assignee, the validity or the amount of the Liabilities, the existence of any default therein, termination of the Split-Dollar Agreement, the giving of any notice hereunder, or the application to be made by the Assignee of any amounts to be paid to the Assignee. The sole signature of the Assignee shall be sufficient for the exercise of any rights under the Policy assigned hereby and the sole receipt of the Assignee for any sums received shall be a full discharge and release therefor to the Insurer. Payment for all or any part of the sums due under the policy and assigned herein shall be drawn to the exclusive order of or as directed by the Assignee if, when, and in such amounts as may be requested by the Assignee.

         G. The Assignee shall be under no obligation to pay any premium on the Policy nor the principal of or interest on any loans or advances on the Policy, whether or not obtained by the Assignee, or any other charges on the Policy.

         H. The exercise of any right, option, privilege or power given herein to the Assignee shall be at the option of the Assignee, and (except as provided herein) the Assignee may exercise any such right, option, privilege or power without notice to, or assent by, or affecting the liability of, or releasing any interest hereby assigned by the Owner.

         I. If applicable, the Assignee may take or release other security, may release any party primarily or secondarily liable for any of the Liabilities, may grant extensions, renewals or indulgences with respect to the Liabilities, or may apply the proceeds of the Policy hereby assigned or any amount received on account of the Policy by the exercise of any right permitted under this Assignment to the Liabilities in such order as the Assignee shall determine, without resorting to or regard to other security.

         J. As applied to the duties and responsibilities of the Insurer, in the event of any conflict between the provisions of this Assignment and the provisions of the Split-Dollar Agreement with respect to the Policy or the Assignee's rights of collateral security therein, the provisions of this Assignment shall prevail. As applied between the Owner and the Assignee, in the event of any such conflict, the provisions of the Split-Dollar Agreement shall prevail.

         K. The Owner declares that no proceedings in bankruptcy are pending against the Owner and that the Owner's property is not subject to any assignment for the benefit of creditors of the Owner.

         SIGNED this 15th day of May, 1998, effective as of May 15, 1998.

                                             /s/ Susan G. Marineau
                                             -----------------------
                                             _______________________
                                             _______________________

                                                                         "OWNER"

This Assignment is hereby accepted and agreed to by the Assignee.

                                    AMERICAN GENERAL CORPORATION

                                    By: /s/ Beth Dobbs
                                        ---------------
                                        Name:  Beth Dobbs
                                        Title: Vice President- Benefits/Payroll

                                                                      "ASSIGNEE"

STATE OF N.Y.    Section )
                 Section )
N.Y. COUNTY      Section )

         On the 23 day of Dec., 1998, before me personally came, SUSAN G. MARINEAU, to me known to be the individual who executed the Assignment on the preceding pages hereof and acknowledged to me that he or she executed the same.

                                                 /s/ Alex Karpinski
                                                 ------------------
                                                 Notary Public in and for
                                                 THE STATE OF___________________
My Commission Expires:

[NOTARY PUBLIC STAMP]

                               FIRST AMENDMENT TO
                             SPLIT-DOLLAR AGREEMENT

         WHEREAS, the Personnel Committee of the Board of Directors of the Company initially authorized the Company to establish and pay premiums under a split-dollar life insurance arrangement relating to a life insurance policy insuring the life of the Executive and providing the Executive's family with a death benefit equal to 200% of the sum of the Executive's base salary and average annual incentive bonus (the death benefit) being reduced to 100% of the sum of the Executive's base salary and average annual incentive bonus upon Executive's Normal Retirement Date; and

         WHEREAS, the Personnel Committee has subsequently authorized the Company, to amend Executive's Split Dollar Agreement so that Executive's death benefit upon his Normal Retirement Date shall not be reduced to 100% of the sum of the Executive's base salary and average annual incentive bonus, but remain at 200% of the sum of the Executive's base salary and average annual incentive bonus; and

         WHEREAS, the Personnel Committee has subsequently authorized the Company to enter into an employment agreement with the Executive which was not in effect at the time of Executive's Split Dollar Agreement and which contains certain provisions with respect to split-dollar insurance following termination of Executive's employment.

         Now, THEREFORE, this First Amendment to the Split-Dollar Agreement made as of May 15,1998 (the "Agreement"), by and among American General Corporation, a Texas corporation (the "Company"), JOHN A. GRAF (the "Executive") and Susan Marineau as Trustee of the Graf 1998 Family Trust (the "Owner") is made as of May 15,2000 by amending the Agreement as follows:

1.       Paragraph 1(e) is hereby amended to read, in its entirety, as follows:

         Benefit Amount: As of any given date, an amount equal to 200% of the sum of the Executive's Base Salary and Average Annual Bonus as of such date. Notwithstanding the foregoing or any provision in this Agreement to the contrary, the Benefit Amount shall not be increased at any time after the Effective Date to the extent such increase is subject to the medical underwriting requirements of the Insurer and the Insurer refuses to increase the face amount of the Policy based upon the health or medical condition of the Executive.

2.       Paragraph 1(l) is hereby amended to read, in its entirety, as follows:

         Normal Retirement Date: The term "Normal Retirement Date" shall have the meaning assigned to such term in the Supplemental Executive Retirement Agreement between the Company and the Executive that is in effect on the date of the execution of the First Amendment to this Agreement.

3.       Paragraph 4 is hereby amended to read, in its entirety, as follows:

         Adjustments to Policy Face Amount. On each Anniversary Date that occurs prior to the Measurement Date, the parties hereto shall cause the total face amount of the Policy to be adjusted to the extent necessary, if any, so that such face amount is equal to the Benefit Amount (which Benefit Amount shall be determined as of the day immediately following such Anniversary Date); provided, however, that if any such adjustment would require a reduction in the face amount of the Policy, then the Company may, in its sole discretion, determine that no such adjustment to the face amount of the Policy shall be made for such Anniversary Date. The parties hereto agree that they shall take all reasonable action necessary to cause the Insurer to adjust the face amount of the Policy as provided in the preceding provisions of this Paragraph 4. Without limiting the scope of the foregoing, (a) the Executive and the Owner shall furnish any and all information requested by the Company or the Insurer to facilitate an adjustment to the face amount of the Policy and (b) the Executive shall take such physical examinations as the Insurer may deem necessary.

4.       Paragraph 8(e) is added to read as follows:

         Should Executive and Company enter into an Employment Agreement which is in effect on the date of the termination of Executive's employment, and which contains specific terms with respect to the treatment of Executive's split-dollar insurance following termination of employment, such terms of the Employment Agreement shall control notwithstanding any provisions to the contrary set forth in Paragraph 8 herein.

5. As amended by this First Amendment, the Agreement is hereby specifically ratified and reaffirmed.

         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment on October 12, 2000.

                          AMERICAN GENERAL CORPORATION

                          By:/s/ Gary D. Reddick
                             -------------------------
                             Gary D. Reddick
                             Executive Vice President and
                             Chief Administrative Officer - Corporate Operations

                          /s/ John A. Graf
                          ----------------------------
                          John A. Graf
                                                            Executive

                          THE GRAF 1998 FAMILY TRUST

                          By:/s/ Susan Marineau
                             -------------------------
                             Susan Marineau, Trustee

                                                            Owner

                                       3